CERTIFICATE OF SECRETARY




      I, David P. Goss, certify that I am Assistant Secretary of Franklin Floating Rate Master Trust (the "Trust").

      As Assistant Secretary of the Trust, I further certify that the following resolution was adopted by a majority of the Trustees of the Trust present at a meeting held at 777 Mariners Island Boulevard, San Mateo, California, on March 21, 2000.

      RESOLVED, that a Power of Attorney, substantially in the form of the Power of Attorney presented to this Board, appointing Harmon
      E. Burns, Deborah R. Gatzek, Mark H. Plafker, Karen L. Skidmore, Leiann Nuzum, Murray L. Simpson, Barbara J. Green and David P. Goss as attorneys-in-fact for the purpose of filing documents with the Securities and Exchange Commission, be executed by each Trustee and designated officer.

      I declare under penalty of perjury that the matters set forth in this certificate are true and correct of my own knowledge.



Dated:  March 21, 2000                          /S/ DAVID P. GOSS
                                                -----------------
                                                David P. Goss
                                                Assistant Secretary